Exhibit (l)(2)
[Letterhead of Sutherland Asbill & Brennan LLP]
January 26, 2010
Fifth Street Finance Corp.
445 Hamilton Avenue, Suite 1206
White Plains, NY 10601
Ladies and Gentlemen:
     We have acted as counsel to Fifth Street Finance Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-159720) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated July 15, 2009, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of 8,050,000 shares of common stock of the Company (the “Shares”), including 1,050,000 shares issuable by the Company to cover the underwriters’ over-allotment option, as described in the Prospectus and a prospectus supplement dated January 22, 2010 (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.
     The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of January 22, 2010, among the Company, Fifth Street Management LLC, FSC, Inc., Wells Fargo Securities, LLC and UBS Securities LLC, which is being filed as Exhibit (h) to the Company’s Post-Effective Amendment No. 4 (the “Post-Effective Amendment”) to the Registration Statement, to be filed with the Commission on the date hereof.
     As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of such records, documents or other instruments as we in our judgment deem necessary or appropriate for us to render the opinions set forth in this opinion letter including, without limitation, the following:
(i)	The Restated Certificate of Incorporation of the Company, certified as of the date of this opinion letter by an officer of the Company;

Fifth Street Finance Corp.
January 26, 2010

(ii)	The Amended and Restated Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date; and

(iv)	The resolutions of the board of directors, or a duly authorized committee thereof, of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Underwriting Agreement and the Registration Statement, certified as of the date of this opinion letter by an officer of the Company.
     As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.
     For purposes of our opinions in this opinion letter, we have assumed, without any independent investigation or verification, that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and that it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.
     This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware, as in effect on the date hereof, and reported judicial decisions interpreting the foregoing, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.
     On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and

Fifth Street Finance Corp.
January 26, 2010

(b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to our firm in the “Legal Matters” section in the Registration Statement and related Prospectus and Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Otherwise, this opinion letter may not be relied on by, or furnished to, any other person or entity without our prior written consent and without limiting the foregoing, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

Very truly yours,
/s/ Sutherland Asbill & Brennan LLP